Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated October 25, 2022, with respect to the financial statements of the KVH Inertial Navigation Segment included in this Current Report of EMCORE Corporation on Form 8-K/A filed on October 25, 2022. We consent to the incorporation by reference of said report in the Registration Statements of EMCORE Corporation on Form S-3 (File No. 333-256090) and on Forms S-8 (File Nos. 333-171929, 333-175777, 333-185699, 333-197179, 333-211912, 333-217799, 333-230709, 333-261493, 333-264752 and 333-266726).

/s/ GRANT THORNTON LLP

Boston, Massachusetts
October 25, 2022